UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2009

Keystone Automotive Operations, Inc.

(Exact Name of Registrant As Specified In Charter)

Pennsylvania	333-112252	23-2950980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Tunkhannock Avenue Exeter, Pennsylvania 18643 (Address of Principal Executive Offices, including Zip Code)

(800) 233-8321 (Registrant’s telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On February 26, 2009, Keystone Automotive Holdings, Inc. (“Holdings”), the corporate parent company of Keystone Automotive Operations, Inc. (the “Company”), entered into an employment agreement (the “Agreement”) with Richard S. Paradise in connection with Mr. Paradise’s appointment as financial senior vice president, and his future appointment as Chief Financial Officer and Executive Vice President, of Holdings and the Company.

Mr. Paradise, 47, joins the Company with more than twenty years of finance experience, most recently serving as the Senior Vice and Chief Financial Officer of The Children’s Place Retail Stores, Inc. from November 2007 to August 2008. Previously, Mr. Paradise served American Standard Companies, Inc. as Vice President and Chief Financial Officer of the Bath & Kitchen division from August 2005 to October 2007 and for the three years prior to that as Corporate Vice-President and Controller.

Pursuant to the Agreement, Mr. Paradise will serve as Financial Senior Vice President of Holdings until April 6, 2009, at which time he will be appointed as Chief Financial Officer and Executive Vice President. Holdings’ Interim Chief Financial Officer, Stuart B. Gleichenhaus, will resign at that time. The Agreement provides that Mr. Paradise will receive a base salary of at least $350,000 and that his base salary shall be subject to review by Holdings’ board of directors on an annual basis. Under the terms of the Agreement, following each year during the term of his employment, Mr. Paradise will be eligible to receive an annual bonus to be determined by the board of directors of Holdings, with the bonus amount targeted at 70% of his base salary. Actual bonus payments will be based upon his performance and Holdings’ achievement of operating targets established by the board of directors of Holdings in consultation with Mr. Paradise. The Agreement provides for an initial three-year term that will automatically extend for successive additional one year terms unless either party gives at least 90 days prior written notice of non-renewal. The Agreement also contains provisions regarding participation in employee benefit plans, vacation time, reimbursement of business expenses, protection of confidential information and ownership of intellectual property and employee work product. In addition, the Agreement contains a covenant not to compete and a covenant regarding non-solicitation and non-interference with respect to employees, customers and suppliers. If Mr. Paradise’s employment terminates as a result of his death or disability (as defined in the Agreement), or if his employment is terminated by Holdings without cause (as defined in the Agreement) or by him for good reason (as defined in the Agreement), then Mr. Paradise will be entitled under the Agreement to receive severance payments equal to one year’s base salary plus a pro rata portion of his target bonus for the year in which his employment ends, to the extent that targets are achieved after his termination, and to continue to participate in Holdings’ health and insurance benefit plans for a period of one year.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Exeter, Pennsylvania on March 4, 2009.

Keystone Automotive Operations, Inc.

By:	/s/ Stuart B. Gleichenhaus
Stuart B. Gleichenhaus Interim Chief Financial Officer